Exhibit 99

WINTHROP PARTNERS 80 LIMITED PARTNERSHIP

FORM 10-QSB SEPTEMBER 30, 2004

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement

1.             Statement of Cash Available for Distribution for the three months ended September 30, 2004:

Net income		$103,000
Add:	Depreciation and amortization charged to income not affecting cash available for distribution	10,000
	Cash from reserves	53,000

	Cash Available for Distribution	$166,000
	Distributions allocated to General Partners	$—
	Distributions allocated to Limited Partners	$166,000

2.                                       Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended September 30, 2004:

Entity Receiving	Form of
Compensation	Compensation	Amount

Winthrop Management LLC	Property Management Fees	$2,000

General Partners	Interest in Cash Available for Distribution	$—

Affiliates of the General Partner	Interest in Cash Available for Distribution	$37,000